Exhibit 10.1

SHARE SALE AND PURCHASE AGREEMENT

BETWEEN

MR. MAN TAK LAU

(as the “Seller”)

AND

LINKERS ASIA PACIFIC LIMITED

(as the “Purchaser”)

WITH RESPECT TO THE SALE AND PURCHASE OF SHARES IN

LPW ELECTRONICS CO., LTD.

(as the “Company”)

SHARE SALE AND PURCHASE AGREEMENT

THIS SHARE SALE AND PURCHASE AGREEMENT (this “Agreement”), is made and entered into as of 17 June 2026 by and between:

MR. MAN TAK LAU, holding a passport of Hong Kong Special Administrative Region no. [*], having residing at [*],, (hereinafter referred to as the “Seller”);

LINKERS ASIA PACIFIC LIMITED, company duly incorporated and existing under the laws of the British Virgin Islands, having its registration no. [*], having its registered office at [*],, (hereinafter referred to as the “Purchaser”);

The Seller and the Purchaser, are collectively referred to as the “Parties”, and individually as the “Party”.

WHEREAS:

A.	LPW ELECTRONICS CO., LTD. (the “Company”) is a limited company duly incorporated and existing under the laws of Thailand, having its registration no. [*],, having its address registered at no. [*],, with a registered capital of THB 52,000,000 (Fifty two million Thai Baht), consisting of 520,000 (Five hundred twenty thousand) fully paid-up ordinary shares with a par value of THB 100 (One hundred Thai Baht) per share.

B.	The Purchaser is an existing shareholder holding 104,000 (One hundred four thousand) shares, representing twenty (20) percent of the total shares in the Company, and wishes to purchase the Sale Shares (as defined below) from the Seller. Together, the Purchaser wishes to hold 254,800 (Two hundred fifty-four thousand eight hundred) shares in the Company.

C.	The Seller wishes to sell Sale Shares (as defined below) in the Company to the Purchaser.

D.	The Seller has received the waiver and consent from Ms. Wilasinee Surapongwanitchakool and Mr. Thanakit Wattanasombutkul, other shareholders in the Company, in relation to the Seller’s intended transfer of Sale Shares (as defined below) in the Company to the Purchaser on 25 May 2026.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.	Definition

1.1	In this Agreement, in addition to those defined elsewhere herein, the following capitalized terms shall have the following meanings:

“AOA”	means Articles of Association;

“Business Day”	means a day other than a Saturday, Sunday or public holiday on which commercial banks are generally open for normal business in Thailand and Hong Kong;

“Closing”	means the completion of the sale and purchase of the Sale Shares pursuant to the Transaction;

“Closing Date”	means 17 June 2026 or other date as otherwise agreed in writing by the Parties, on which the Closing shall take place;

“Conditions Precedent”	means the conditions to be fulfilled by the respective Parties as set out in Clause 3 of this Agreement;

“Confidential Information”	has the meaning as given to it in Clause 11.1 of this Agreement;

“Counterparty”	means any external third-party whom a Party under this Agreement has a contractual relationship with prior to entering into this Agreement;

“Encumbrance”	means any mortgage, pledge, charge, assignment by way of security or trust arrangement, encumbrance, claims of any kind including option, restrictive covenant, restriction, limitation, pre-emption right, right of first refusal, and any type of preferential arrangements, or security arrangements of any kind or nature whatsoever (including any retention arrangement), whether legal and whether contingent or otherwise;

“Force Majeure”	means any event or circumstance beyond the reasonable control of the affected Party, including but not limited to riots, civil commotion, wars, hostilities between nations, laws, orders, regulations, embargoes, actions by any government or governmental agency, acts of God, earthquakes, floods, storms, fires, major accidents, strikes, lockouts, acts of sabotage, explosions, epidemics, quarantine restrictions, or other similar events;

“Governmental Authority”	means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction;

“Governmental Order”	means any order, writ, judgment, injunction, decree, determination, penalty, or award entered by or with any Governmental Authority;

“Novation Agreement”	means the agreement to be entered into among New Universe Industries Limited (“NUIL”), a British Virgin Islands entity solely owned by the Seller, the Purchaser, and the Company, pursuant to which a series of loans extended by NUIL to the Company in relation to construction-related activities and working capital requirements of the Company will be novated, such that all rights, obligations, and liabilities of NUIL under the loans are transferred to and assumed by the Purchaser, in accordance with the template set out in the Agreement attached hereto as Appendix A;

“SPA Execution Date”	being the date on which this Agreement is executed by the Parties;

“SEC”	means the United States Securities and Exchange Commission;

“Share Purchase Price”	means THB 74,646,000 (Seventy four million six hundred forty six thousand Thai Baht), equivalent to THB 495 (Four hundred ninety five Thai Baht) per share, being the aggregate consideration payable for the Sale Shares;

“Term”	means the period commencing on the SPA Execution Date and continuing until this Agreement is terminated in accordance with Clause 10 (Term and Termination) of this Agreement;

“THB”	means the Thai Baht currency;

“Transaction”	has the meaning as given to it in Clause 2.1 of this Agreement;

“Sale Shares”	means 150,800 (One hundred fifty thousand eight hundred) ordinary shares in the Company, having number 5101-10000, 312901-400000, and 461201-520000, representing twenty-nine (29) percent of the total issued and fully paid-up shares in the Company held by the Seller to be sold by the Seller to the Purchaser pursuant to this Agreement;

1.2	In this Agreement:

(a)	words importing the singular shall include the plural and vice versa;

(b)	words denoting persons shall include bodies corporate and vice versa;

(c)	references to a Party shall include successors or assigns of that Party;

(d)	references to a specific time of the day shall refer to the time in the time zone of Bangkok, Thailand (Indochina Time: GMT+07:00);

(e)	references to this Agreement or any document are to that document as from time to time amended, restated or replaced;

(f)	references to recitals, clauses and schedules are to recitals, clauses and schedules of this Agreement and, unless the context requires otherwise, references to paragraphs are to paragraphs of the relevant schedules;

(g)	clauses, schedules and paragraph headings do not affect the interpretation of this Agreement;

(h)	references to any enactment include references to such enactment as re-enacted, amended or extended on or before the date of this Agreement and any subordinate legislation made from time to time under it;

(i)	any and all amendments, modifications, or supplements to this Agreement, whether made in writing or verbally agreed upon by the Parties, shall be deemed an integral part of this Agreement and shall be binding upon the Parties to the same extent as the original provisions contained herein;

(j)	schedules, annexes, attachments to this Agreement shall constitute the Agreement between the Parties and each of said documents shall be read and construed as an integral part of the Agreement;

(k)	“law” and/or “regulation” includes any applicable constitutional provisions, treaties, emergency decrees, conventions, statutes, acts, laws, decrees, ordinances, directives, subsidiary and subordinate legislation, orders, rules and regulations having the force of law in the Kingdom of Thailand as amended, modified, supplemented or re-enacted from time to time including any judgments, decisions and injunctions of any court or tribunal, in each case having jurisdiction over the matter in question, in the Kingdom of Thailand; and

(l)	“written” or “in writing” means hand-written, type-written, printed or electronically made and resulting in a permanent record.

1.3	Unless specifically stated otherwise, clauses 1.1 and 1.2 shall apply.

2.	Transaction

2.1	Subject to the terms and conditions of this Agreement, the Seller hereby agrees to sell and transfer to the Purchaser, and the Purchaser agrees to purchase and accept from the Seller the Sale Shares (the “Transaction”). Upon completion of the Transaction, the Purchaser shall hold forty-nine (49) percent of the total issued and fully paid-up shares in the Company.

2.2	The Parties agree that the sale and purchase price for the Sale Shares shall be the Share Purchase Price. The Parties agree that the Share Purchase Price shall be paid by the Purchaser to the Seller in full on or before the Closing Date.

3.	Conditions Precedent

3.1	The obligations of the Seller to consummate the Transaction at the Closing Date shall be subject to all of the following conditions being fulfilled by the Purchaser or the Company before or on the Closing Date (or at such other time as may be agreed in writing by the Parties), except for any condition that is waived in writing by the Seller:

3.1.1 the representations and warranties of the Purchaser specified in this Agreement remain true and accurate in all material aspects as of the Closing Date and not misleading in any respect.

3.1.2 the Purchaser has performed and complied with its obligations to be performed under this Agreement by the Closing Date and there are no breaches of any undertakings, agreements or covenants under this Agreement as of the Closing Date.

3.1.3 the Purchaser has notified and/or negotiate with the Counterparty in which the Purchaser has entered into any contracts or agreements with regard to the occurrence and implementation of the Transaction and obtain written consent from such Counterparty showing that it agrees and has no objection with the occurrence and implementation of the Transaction (if required, pursuant to such contract/agreement), provided that the Purchaser shall use commercially its best effort in all possible solutions at its best capacity to such notification and negotiation.

3.1.4 to the extent as applicable and under confidentiality clause as prescribed under this Agreement, the Purchaser shall obtain all necessary internal approvals for the Transaction, including but not limited to a resolution of its board of directors and/or shareholders’ meeting, as required under applicable laws or its AOA, bylaws, or other applicable internal regulations.

3.1.5 a Novation Agreement as attached hereto as Appendix A is executed.

3.1.6 the Purchaser has, at its own cost and expense, acquired sufficient financial facilities or funds to consummate the Transaction.

3.1.7 the Purchaser shall no later than five (5) Business Days before the Closing Date, at its own cost, deliver to the Seller a valuation report issued by an independent and qualified valuer, showing the fair market value of the Company’s shares as at the SPA Execution Date.

3.2	The obligations of the Purchaser to consummate the Transaction at the Closing Date shall be subject to all of the following conditions being fulfilled by the Seller before or on the Closing Date (or at such other time as may be agreed in writing by the Parties), except for any condition that is waived in writing by the Purchaser :

3.2.1 the representations and warranties of the Seller as specified in this Agreement remain true and accurate in material aspects and not misleading in any material respect at the SPA Execution Date and the Closing Date.

3.2.2 to the extent related and material to the implementation of the Transaction, the Seller has performed and complied with his obligations to be performed under this Agreement by the Closing Date and there are no breaches of any covenants, undertakings and agreements required to be performed or caused to be performed by the Seller under this Agreement on or before the Closing Date.

3.2.3 to the extent necessary to the implementation of the Transaction, all regulatory approvals as required to be obtained by the Seller and /or the Company as necessary to implement the Transaction have been obtained in accordance with the applicable laws.

3.2.4 the Seller shall no later than five (5) Business Days before the Closing Date, at his own cost, deliver to the Purchaser the latest available management accounts of the Company, prepared in accordance with the generally accepted accounting principles and practices consistently applied of the applicable jurisdiction.

4.	Closing

4.1	Unless otherwise agreed in writing between the Parties, Closing shall take place on the Closing Date, subject to the satisfaction or waiver of all applicable Conditions Precedent as prescribed under this Agreement.

4.2	In the event that all Conditions Precedent are not satisfied or waived by the originally intended Closing Date, the Parties agree to continue working in good faith to satisfy the remaining Conditions Precedent and completion of the Transaction as soon as reasonably practicable thereafter.

4.3	Unless otherwise agreed in writing between the Parties, the Transaction shall take place at Unit 1005, 10/F, Tower 6, China Hong Kong City, 33 Canton Road, Tsim Sha Tsui, Kowloon, Hong Kong or other places as may be agreed by the Parties in writing.

4.4	Unless otherwise agreed in writing between the Parties, the Transaction shall be executed at 10:00 a.m. (Thailand time).

4.5	On the Closing Date, the following action shall take place:

4.5.1 Seller’s Obligation

Upon receipt of evidence of payment instruction, i.e., bank remittance documents, issued by the Purchaser’s bank(s) indicating a remittance of the Share Purchase Price into the Seller’s bank account (the detail of which shall be notified to the Purchaser by the Seller in advance) which is being conducted by wire transfer of funds for same day value, such bank remittance documents shall be deemed sufficient proof of payment, pursuant to Clause 4.5.1 (a) below, the Seller shall sell and transfer the Sale Shares and deliver, below deliverables, to the Purchaser or to the Company (as applicable):

(a) share transfer instruments (two (2) sets, original and duplicate) made in a form stipulated in Schedule 1, with respect to the transfer of the Sale Shares to the Purchaser, which have been duly signed by the Seller, to the Purchaser for countersign;

(b) original of share certificates of the Seller representing the Sale Shares formerly held by Seller, to the Company, for the Company to cancel such share certificates and to issue the new share certificates to the Purchaser;

(c) a receipt issued by the Seller acknowledging receipt of payment of the Share Purchase Price of the Sale Shares.

4.5.2 Purchaser’s Obligation

(a) The Purchaser shall make payment of the Share Purchase Price into the Seller’s bank account (the detail of which shall be notified to the Purchaser by the Seller in advance) by wire transfer, then provide of evidence of payment instruction, i.e., bank remittance documents, issued by the Purchaser’s bank(s) indicating a remittance of the Share Purchase Price into the Seller’s bank account or certificates of completion of remittance of the Share Purchase Price by the Purchaser, evidencing complete remittance of Share Purchase Price payment into the account of the Seller;

(b) a certified copy of a resolution of the meeting of the board of directors of the Purchaser with approving the Purchaser to enter into the Transaction as contemplated by this Agreement and authorizing the execution, delivery and performance as required by this Agreement;

(c) counter-signed share transfer instruments for transfer of the Sale Shares made in a form stipulated in Schedule 1 which has been duly signed by the Seller; and

(d) relevant withholding tax certificates (if applicable).

4.5.3 Parties’ Obligation

Upon fulfillment of obligations prescribed in Clause 4.5.1(Seller’s Obligation) and Clause 4.5.2 (Purchaser’s Obligation), the Parties shall cause the Company to:

(a) register the transfer of the Sale Shares in its share register reflecting the Purchaser as new owner of the Sale Shares, after which, the share register book shall be kept by the Company;

(b) deliver the original of the new share certificate issued by the Company representing Purchaser’s Sale Shares issued under the name of the Purchaser which shall have been duly certified by the Company’s authorized director together with the affixed Company’s seal;

(c) cancel the original share certificates of the Seller representing the Sale Shares formerly held by Seller, which shall be kept by the Company; and

(d) submit new list of shareholders (BorOrJor.5) reflecting the Purchaser as the registered holder of the Sale Shares to the Department of Business Development, the Ministry of Commerce.

4.6	As of the Closing Date, the Purchaser agrees that the Share Purchase Price will be paid by wire transfer of immediately available funds into the relevant Seller’s bank account or other method, as notified by the Seller.

The Share Purchase Price to be payable by the Purchaser to the Seller shall be a net price, free and clear of all deductions or withholdings for or on account of any applicable taxes or any other charges or assessments imposed by any Governmental Authority. The Purchaser and the Seller agree that the amount of any applicable withholding tax (if any) for the payment of Share Purchase Price hereunder shall be borne by the Purchaser, which the Purchaser shall additionally pay such withholding tax amount so that the net amount received by the Seller equals the full amount of the Share Purchase Price, provided that relevant withholding tax certificates (if any) shall be delivered to the Seller. Any other costs/expenses incurred from affecting such payment of the Share Purchase Price shall be borne by the Purchaser.

4.7	The Purchaser shall be responsible for and bear the stamp duty payable in respect of the transfer of such Sale Shares.

In case the Purchaser cannot proceed with the stamp duty payment and the Seller or the Company is required to assist the Purchaser to pay the stamp duty to the competent authority, the Purchaser shall then reimburse the full amount of the stamp duty payment to the Seller or the Company, as applicable within 7 (seven) days from the date of receiving the evidence of the stamp duty payment from the Seller or the Company.

5.	Representations and Warranties

5.1	As at the SPA Execution Date and the Closing Date, the Purchaser represents and warrants to the Seller that:

5.1.1 The Purchaser is a corporation duly organized, validly existing, and in good standing, which are not insolvent, bankrupt, or do not have any defects in its capability under the applicable laws.

5.1.2 The Purchaser has the right, power and authority or legal capacity to enter into this Agreement and execute the Transaction. The execution and delivery of this Agreement and the consummation of the Transaction contemplated hereby have been duly authorized by the Purchaser’s necessary corporate actions, as necessary and applicable.

5.1.3 This Agreement constitutes the legal, valid, and binding obligation of the Purchaser and enforceable against it in accordance with its terms.

5.1.4 Subject to Conditions Precedent clauses prescribed in this Agreement, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (i) authorization, execution, delivery and performance by the Purchaser, or (ii) consummation of the Transaction by the Purchaser.

5.1.5 The execution, delivery, and performance by the Purchaser, and the consummation of the Transaction contemplated hereby, do not and will not (i) violate or conflict with any provision of the memorandum or AOA, bylaws, or other governing documents of the Purchaser, or (ii) violate or conflict with any applicable laws or any Governmental Order applicable to the Purchaser.

5.1.6 No action (including, but not limited to, action arising out of or relating to any lawsuits pertaining to the Purchaser) shall have been commenced against the Purchaser, which would prevent the consummation of the Transaction. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

5.1.7 The Purchaser has never dealt with any business broker or salesperson or securities broker in connection with the Transaction. If any person asserts a claim to a finder’s fee, brokerage commission, or any other compensation on account of alleged employment as a finder or broker or performance of services as a finder or broker in connection with the Transaction, the Purchaser shall indemnify and hold the Seller harmless from and against any such claim and all costs, expenses and liabilities incurred in connection with such claim or any action or proceeding brought on account of such claim, provided that this indemnity shall survive the consummation of the Transaction or termination of this Agreement.

5.1.8 The Purchaser has its capacity to sufficiently fulfill the payment of the Share Purchase Price in order to consummate the Transaction.

5.2	As at the SPA Execution Date and the Closing Date, the Seller represents and warrants to the Purchaser that:

5.2.1 The Seller is not insolvent, bankrupt, or has any defects in its capability under the applicable laws.

5.2.2 The Seller has the right, power and authority or legal capacity to enter into this Agreement and execute the Transaction.

5.2.3 This Agreement constitutes legal, valid, and binding obligations of the Seller and enforceable against him in accordance with its respective terms.

5.2.4 No action (including, but not limited to, action arising out of or relating to any lawsuits pertaining to the Seller) shall have been commenced against the Seller, which would prevent the consummation of the Transaction. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any Transaction contemplated hereby.

5.2.5 The Seller is the sole legal and beneficial owner of all of the Sale Shares free and clear from all Encumbrances.

5.2.6 The Seller has obtained a waiver and consent from Ms. Wilasinee Surapongwanitchakool and Mr. Thanakit Wattanasombutkul, being the other shareholder(s) of the Company, in respect of the Seller’s proposed transfer of Sale Shares in the Company to the Purchaser, dated 25 May 2026.

5.3	Each Party shall immediately disclose to the other Party any matter or thing which becomes known to it which would render any of them untrue referring to its representations and warranties herein.

5.4	Except for the representations and warranties expressly stated in this Agreement, the Seller makes no representations or warranties of any kind, including but without limitation to, any representations or warranties concerning the Sale Shares, the business, financial viability, assets or liabilities of the Company.

6.	Covenants

6.1	Each of the Parties undertakes to disclose in writing to the other Party in a timely manner anything which will or may prevent the fulfillment of the Transaction.

6.2	The Parties shall co-operate fully in all actions necessary to procure the satisfaction of the Conditions Precedent herein as well as the fulfillment of the Transaction, including the provision by the Parties of all information reasonably necessary to make any notification or filing that any of the Parties deems to be necessary or as required by any relevant authority. The Parties shall keep each other informed of the progress of any notification or filing and provide such other assistance as may reasonably be required to the other Parties.

6.3	To the extent that any filing is required under applicable laws due to the Transaction, the Purchaser shall, in coordination with the Seller and the Company, proceed with such notification or filing within the prescribed period under applicable laws, and shall bear responsibility for such compliance.

6.4	Notwithstanding Clause 11 of this Agreement, on the date hereof or promptly thereafter, the Parties agree that Linkers may issue a press release and furnish a current report on Form 6-K to the SEC which exhibits such press release and shall also be entitled to file a copy of this Agreement as an exhibit to its annual report on Form 20-F. No other written public release or announcement concerning the Transactions contemplated hereby shall be issued by the Purchaser without the prior written consent of the Seller, except as such release or announcement may be required by law or the rules or regulations of any securities exchange, in which case the Purchaser, shall allow the Seller reasonable time to comment on such release or announcement in advance of such issuance.

7.	Indemnification

7.1	Subject to the other terms and conditions of this Clause 7 (Indemnification), the Purchaser shall indemnify and defend the Seller against, and shall hold him harmless from and against, and shall pay and reimburse him for, any and all losses, costs, expenses and damages incurred or sustained by, or imposed upon, the Seller based upon, arising out of, with respect to, or by reason of, directly or indirectly:

(a) any inaccuracy in or breach of any of the representations or warranties of the Purchaser contained in this Agreement; or

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by the Purchaser pursuant to this Agreement.

7.2	Subject to the other terms and conditions of this Clause 7 (Indemnification), the Seller shall indemnify and defend the Purchaser against, and shall hold it harmless from and against, and shall pay and reimburse it for, any and all losses, costs, expenses and damages incurred or sustained by, or imposed upon the Purchaser based upon, arising out of, with respect to, or by reason of, directly or indirectly:

(a) any inaccuracy in or breach of any of the representations or warranties of the Seller contained in this Agreement; or

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by the Seller pursuant to this Agreement.

7.3	Subject to the other provisions of this Clause 7 (Indemnification), the liability of the Seller under this Agreement towards the Purchaser in relation to the losses arising out of or relating to any breach of any provisions of this Agreement for which indemnification is provided pursuant to Clause 7.2 shall be limited as follows:

(a) Maximum Aggregated Liability: In any event, the maximum aggregate liability of the Seller under this Agreement in respect of all such claims arising out of breach of any provisions of this Agreement including due to breach of representations and warranties, shall not, under any circumstances, exceed an amount equivalent to ten (10) percent of the Share Purchase Price.

(b) Time limit: The Seller shall not be liable in respect of any claim, unless a notice of the claim is given by the Purchaser in writing to the Seller, in respect of any claim for breach of the Agreement, no later than six (6) months after the Closing Date, after which, the Seller shall have no liability for any claims under this Agreement unless otherwise agreed in writing.

7.4	The total collective liability of the Seller under this Agreement towards the Purchaser, shall be limited as follows:

(a) The Seller shall not be liable in respect of any single claim less than THB 300,000; and

(b) The Seller has no liability unless the aggregate amount of all claims under this Agreement exceed THB 2,000,000, in which case only the amount exceeding this sum shall be payable.

7.5	In no event shall either Party be liable for special, indirect, incidental, exemplary, punitive or consequential damages of any nature whatsoever suffered by the other Party in connection with this Agreement, such as (but not limited to), indirect loss of profit or loss of business opportunity. Nothing in this Agreement shall operate to exclude, restrict or limit either Party’s liability (i) for fraud, unlawful intent or willful misconduct or gross negligence by the defaulting Party, or (ii) for any other liability which may not be excluded or limited in advance by any applicable law.

7.6	Notwithstanding anything to the contrary in this Agreement, the Seller shall have no liability for any breach of any of the representations and warranties as set out in this Agreement, to the extent that the breach is based on any matter, fact, or circumstance that was disclosed, provided and/or to be provided to the Purchaser or any third party designated by the Purchaser by the Seller and/or the Company , and any matter, fact, or circumstance that was actually known to the Purchaser (or its representatives or advisors) until the date of this Agreement and up to the completion of the Closing, whether through the Seller’s investigation or otherwise became known to the Purchaser, and the Purchaser shall not be entitled to make any claim in respect thereof. The Purchaser further acknowledges and agrees that the Seller and the Company shall not be liable for any damages or losses incurred to the Purchaser due to lack of accuracy or truthfulness of the disclosed documents/information.

8.	Default

8.1	Default shall occur upon a material breach by either Party of any terms of this Agreement. In determining whether a breach is material, all relevant circumstances shall be taken into account, including without limitation, the nature of relationship between the Parties and the need for each Party to maintain the confidence of the other, the nature of the breach and the consequences thereof.

8.2	No default shall be deemed to have occurred until the non-defaulting Party has first given notice of such default to the defaulting party, and the defaulting Party has failed to remedy such default within thirty (30) days of receipt of such written notice.

8.3	If either Party defaults pursuant to the above clause and fails to remedy such default within the period specified in Clause 8.2 above, the non-defaulting Party shall have the right to immediately exercise one or more of the following rights:

(i) terminate this Agreement, whereby the non-defaulting Party shall not be bound to proceed with the Transaction, and without the non-defaulting Party being liable to the defaulting Party for not proceeding; and/or

(ii) recover any actual damages or costs, which have been incurred to the non-defaulting Party, including those incurred to protect the right of the non-defaulting Party as a result of the other Party’s default, subject to the limitation of liability provision in accordance with the provisions of Clause 7 (Indemnification).

9.	Force Majeure

9.1	Neither Party shall be responsible for any delay or default in the performance of its obligations under this Agreement to the extent such delay or default is caused by a Force Majeure event, provided that such Force Majeure event is not the direct or indirect result of the failure of such Party to perform any of its obligations under this Agreement.

9.2	Subject to Clause 9.3 and Clause 9.4, if either Party is prevented by reason of the occurrence of any Force Majeure, from performing its obligations under this Agreement, such Party shall, within 15 (fifteen) days from the date of occurrence of the Force Majeure, notify the other Party to that effect and shall be excused from its obligations under this Agreement, but only to the extent and only for so long as its performance of said obligations is prevented by such Force Majeure.

9.3	The Parties shall use their commercially reasonable efforts to prevent and mitigate or take any commercially reasonable measure to reduce the effect or damages resulting from the occurrence of Force Majeure events that may affect their obligations as specified and/or to consummate the Transaction under this Agreement.

9.4	In any event, the Parties shall not be excused from their monetary obligations under this Agreement.

10.	Term and Termination

10.1	The Term of this Agreement shall commence on the SPA Execution Date and may be terminated, by written notice from a Party to the other Party (except for event in (c) below), upon the occurrence of any of the following events:

(a) there is the default occurred in accordance with the provisions of Clause 8 (Default);

(b) the insolvency, bankruptcy, liquidation, or the filling of a bankruptcy or winding up petition which has not been set aside after thirty (30) days against either Party, or if either Party permanently ceases to carry on business;

(c) the mutual written agreement between the Parties;

(d) failure to consummate the Transaction by the Closing Date, unless otherwise agreed in writing by the Parties; provided, however, that the right to terminate this Agreement under this Clause shall not be available to any Party whose breach of a representation, warranty, covenant, or agreement under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur;

(e) by either Party upon written notice to the other Parties in the event that prior to the consummation of the Transaction (i) there shall be any law that makes consummation of the Transaction contemplated by this Agreement illegal or otherwise prohibited; or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or

(f) if there is any failure or delay in fulfilling on performing any term of this Agreement by any Party due to Force Majeure for more than thirty (30) days.

10.2	The termination of this Agreement shall not relieve any Party of liability for any breach of any representation, warranty, covenant or agreement herein that occurred prior to the termination.

10.3	Clause 7 (Indemnification), Clause 8 (Default), Clause 9 (Force Majeure), Clause 10 (Term and Termination), Clause 11 (Confidentiality), and Clause 12 (Miscellaneous) shall survive the termination of this Agreement.

11.	Confidentiality

11.1	All information pertaining to this Agreement (collectively referred to as the “Documents”), the negotiation process for the Documents, the fact that the Documents exists, information obtained from conducting or related to the investigation process and/or consummation of the Transaction, whether in writing, verbally or in any way whatsoever, is deemed confidential “Confidential Information”. Confidential Information shall not include the information that falls under any of the facts stipulated below:

(a) Any fact which was generally available to the public at the time of the disclosure became public for reasons other than as a result of disclosure by receiving Party;

(b) Any fact which was acquired from a third party in a lawful manner;

(c) Any fact which has already been possessed by the receiving Party at the time of disclosure;

(d) Any fact which is required by applicable laws, regulation, government authority, or court order to be disclosed; or

(e) Any fact which is independently developed by such receiving Party without reference to the Confidential Information.

11.2	The receiving Party shall not disclose the Confidential Information to a third party without the prior written consent of the disclosing Party. Furthermore, in case the disclosure is required by the Governmental Authority, public offices, or the court in accordance with applicable laws, the Party who is required to disclose may disclose such required Confidential Information as necessary to comply with the law and shall inform the disclosing Party of such disclosure immediately.

11.3	The Parties shall use or disclose the Confidential Information as necessary to the scope of the purposes provided in this Agreement. Prior written consent shall be acquired from the disclosing Party for any duplication or revision to be made beyond the purpose of this Agreement.

11.4	The receiving Party may disclose the Confidential Information only to its or its affiliates’ director(s), officer(s), employee(s) or representative(s) (including, without limitation, its lawyers, accountants, consultants and financial advisors) who is necessary to know Confidential Information for the performance subject to this Agreement, and shall impose such director(s), officer(s), employee(s) and representative(s) (including, without limitation, its lawyers, accountants, consultants and financial advisors) the same level of non-disclosure obligation imposed to the receiving Party under this Agreement.

11.5	The Parties shall keep confidential the existence and the term and conditions of this Agreement, including the preceding negotiation, whether in verbal or writing.

12.	Miscellaneous

12.1	No Assignment

Unless prior written consent from the other Party is obtained, neither Party may assign, transfer or grant any or all of its rights and obligations arising from this Agreement to a third party, nor may it provide the same as security for a third party or dispose of the same in any other way.

12.2	Costs and Expenses

Under the conditions as specified herein, each Party shall be solely responsible for and bear all of its own costs and expenses incurred in connection with the Transaction, including but not limited to the negotiation, preparation, and execution of this Agreement, legal and advisory fees, and the consummation of the Transaction (including activities undertaken pursuant to this Agreement).

Unless prescribed otherwise herein, each Party shall also be responsible for any taxes applicable to it in connection with the Transaction, including without limitation, withholding tax, stamp duty, income tax, and any other applicable taxes, costs, or duties imposed by any Governmental Authority, in accordance with the applicable laws.

The Seller and the Purchaser shall bear its own respective bank fees, charges, and expenses in connection with the payment and transfer of the Sale Shares.

The Purchaser may deduct or withhold from any payment to the Seller any amount that it is required to deduct or withhold under applicable law or by any Governmental Authority. In any event, the Purchaser shall be solely responsible for any liability incurred by the Purchaser as a result of its own non-compliance in relation to such withholding.

Neither Party shall be under any obligation to reimburse the other Party for any such costs, expenses, losses, or taxes incurred in connection with this Agreement or the Transaction, except as expressly agreed in writing.

12.3	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Thailand.

12.4	Dispute Resolution

Any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, including any question regarding its existence, validity or termination shall, so far as is possible, be settled amicably between the Parties within 30 (thirty) days after written notice of such dispute has been given by one Party to the other Party. Failure of reaching an amicable settlement, the Parties shall submit to the exclusive jurisdiction of the courts of Thailand.

Notwithstanding preceding paragraph, each Party may, its sole discretion, seek preliminary injunctive relief or injunctive relief in any court of competent jurisdiction.

12.5	Good-Faith Consultation

Should there arise any questions about the interpretation of the provisions herein or any matters not covered by the provisions, the Parties shall consult in good faith and resolve the issue.

12.6	Notices

Any notice, demand, or other communication to be given under this Agreement must be given in writing by or on behalf of the Party giving it and shall be sent by hand, registered post, email, provided that such notice is addressed to the Party at the address as written above or to such other address as the Party may designate by written notice in accordance with the provisions of this clause. Any such notice, demand or other communication shall be deemed to have been received (if delivered by hand) on the day of delivery or (if sent by registered post) at the expiration of five (5) Business Days after the date of posting or (if sent by electronic mail) one (1) day after the date of such electronic email was properly sent.

Each Party may change the address, phone number, email or the name of the person for whose attention notices are to be addressed by serving a notice to the other Party in accordance with this clause at the reasonable period of time commencing from the change.

Each notice, demand, or other communication given, delivered or made by the Party under or in connection with this Agreement shall be in English language.

Contact details

(a)	The contact details of the Seller for this purpose are:

(1)	MR. MAN TAK LAU

Address:	[*],

Attention:	Mr. Man Tak Lau

E-mail:	[*],

Phone number:	[*],

(b)	The contact details of the Purchaser for this purpose are:

(1)	LINKERS ASIA PACIFIC LIMITED

Contact Address:	[*],

Attention:	Board of Directors

E-mail:	[*],

Phone number:	[*],

12.7	No Partnership

Nothing contained herein shall be construed to imply a partnership, joint venture, principal and agent relationship between Parties and none of the Parties has the right, power or authority to create any obligation, express or implied on behalf of the other. Further, neither Party shall have any authority or right to assume or create legal obligations of any kind or nature, on behalf of or in the name of the other Party, or bind the other Party in any agreement.

12.8	Severability

Notwithstanding that any provision of this Agreement is proven to be illegal or unenforceable, the remaining provisions shall continue in full force and effect.

12.9	Amendment

This Agreement may be amended only by a document in writing signed by each of the Parties hereto.

12.10	Language

This Agreement is drawn up in the English language. If this Agreement is translated into another language, the English language text is to prevail.

12.11	Entire Agreement

The written terms and conditions of this Agreement, together with all appendices and schedules, including the Novation Agreement (Appendix A) constitute the entire agreement and understanding between the Parties relating to the subject matter of this Agreement and except as otherwise stipulated herein, supersede any previous written or oral agreement between the Parties in relation to matters contained in this Agreement.

12.12	Further Assurances

Each Party agrees to execute, acknowledge and deliver further instruments and documents, and to do all such other acts, as may be reasonably necessary or appropriate, in order to carry out the purposes and intent of this Agreement and to ensure that the business operation of the Company pursuant to this Agreement shall be carried out efficiently.

12.13	Counterparts

This Agreement may be executed in counterparts, each of which shall be considered an original and all of which, when taken together, shall constitute one and the same instrument.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the Parties hereby cause two (2) counterparts of this Agreement to be executed on the date first above written, all counterparts of which have equal legal effect, with each of the counterparts to be held by each Party.

By and on behalf of

MR. MAN TAK LAU (Seller)

Signed:
(Mr. Man Tak Lau)

WITNESS

Signed:
( )

IN WITNESS WHEREOF, the Parties hereby cause two (2) counterparts of this Agreement to be executed on the date first above written, all counterparts of which have equal legal effect, with each of the counterparts to be held by each Party.

By and on behalf of

LINKERS ASIA PACIFIC LIMITED (Purchaser)

Signed:
( )

WITNESS

Signed:
( )

SCHEDULE 1
SHARE TRANSFER INSTRUMENT FORM

ตราสารการโอนหุ้น

Share Transfer Document

ข้าพเจ้า

I/We
อยู่ ณ

of

(“ผู้โอน”) เป็นผู้ถือหุ้นใน

(“Transferor”) holder of share(s) in

ตกลงโอนให้แก่

hereby transfer to

อยู่ ณ

of

(“ผู้รับโอน”) ซึ่งหุ้นเป็นจำนวนทั้งหมด	หุ้น

(“Transferee”) a total of	share(s),

หมายเลข	ถึง

No.	to

โดยตกลงราคาโอนกันทั้งสิ้นเป็นจำนวนเงิน	บาท

The total of agreed transfer price is	Baht

เพื่อเป็นพยานหลักฐานคู่สัญญาดังรายชื่อข้างล่างนี้จึงลงลายมือชื่อไว้ต่อหน้าพยาน

IN WITNESS WHEREOF each undersigned party sets his/its signature hereto in the presence of witnesses.

ผู้โอน	ผู้รับโอน

TRANSFEROR	TRANSFEREE

By	By

( )	( )

ลงชื่อเมื่อวันที่	ลงชื่อเมื่อวันที่

Signed on	[●]	Signed on	[●]

ณ.	ณ.

At	[●]	At	[●]

ผู้โอนได้ลงลายมือชื่อไว้ต่อหน้า	ผู้รับโอนได้ลงลายมือชื่อไว้ต่อหน้า

Signed by the Transferor in the presence of:		Signed by the Transferee in the presence of:

พยาน		พยาน

Witness		Witness

	( [●] )		( [●] )

APPENDIX A

NOVATION AGREEMENT

THIS NOVATION AGREEMENT (the “Agreement”) is made on 17 June 2026 by and between:

NEW UNIVERSE INDUSTRIES LIMITED, a company duly incorporated and existing under the laws of British Virgin Islands, having its registration no. [*], having its registered office at [*], (hereinafter referred to as the “Transferor”);

LINKERS ASIA PACIFIC LIMITED, company duly incorporated and existing under the laws of British Virgin Islands, having its registration no. [*], having its registered office at [*], (hereinafter referred to as the “Transferee”);

LPW ELECTRONICS CO., LTD., a limited company duly incorporated and existing under the laws of Thailand, having its registration no. [*], and having its address registered at [*], (hereinafter referred to as the “Borrower” or the “Company”)

(Each shall be referred to individually as a “Party” and collectively as the “Parties”).

WHEREAS:

A.	The Transferor is wholly owned by Mr. Man Tak Lau (“MTL”), who is currently a shareholder in the Company. Meanwhile, the Transferee currently holds 104,000 (One hundred four thousand) shares, representing twenty (20) percent of the total shares in the Company, and intends to purchase additional shares of the Company from MTL, in the amount of 150,800 (One hundred fifty thousand eight hundred) shares, representing twenty-nine (29) percent of the total issued shares of the Company (“Sale Shares”). Together, the Transferee wishes to hold 254,800 (Two hundred fifty-four thousand eight hundred) shares in the Company.

B.	MTL, through the Transferor as lender, has provided a series of loans to the Company, as borrower, comprising a total of fourteen (14) remittances made pursuant to thirteen (13) loan agreements during the period from 21 March 2024 to 27 May 2026, for the purposes of construction-related activities and the Company’s working capital. The relevant loan agreements are dated 20 March 2024; 6 May 2024; 23 June 2024; 25 July 2024; 23 August 2024; 23 September 2024; 29 October 2024; 3 December 2024; 6 January 2025; 26 March 2025; 21 July 2025; 26 January 2026; and 26 May 2026. The loans are payable immediately on demand before or on the repayment date set out in each respective loan agreements. The outstanding principal loan amount in which the Company is obligated to repay the Transferor is THB 195,700,000 (One hundred ninety five million seven hundred thousand Thai Baht only) (“Loan Amount”) which are not currently due and payable. The Loan Amount is referred to as “Outstanding Debt”.

C.	MTL and the Transferee has executed the Share Sale and Purchase Agreement dated 17 June 2026 (“SPA”), in which MTL shall transfer to the Transferee the Sale Shares upon the Closing Date as defined in the SPA.

D.	At the same time with the effectiveness of the transfer of the Sale Shares under the SPA on the Closing Date, the Transferor wishes to assign its rights and novate its obligations and liabilities on the Outstanding Debt to the Transferee.

E.	The Transferee intends to assume all rights, obligations, and liabilities of the Transferor on the Outstanding Debt, and the Company intends to agree to such transfer.

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F.	The Transferee wishes to repay the Transferor the Outstanding Debt as consideration for the novation.

Unless otherwise defined in this Agreement, the capitalized terms used in this Agreement shall have the same meaning as defined in the SPA.

NOW, THEREFORE, IT IS AGREED as follows:

1.	ASSIGNMENT AND NOVATION

(a)	The Transferor hereby assigns the rights, title and interests and novates the duties and obligations in relation to the Outstanding Debt to the Transferee with effect from the Closing Date of the SPA, and agrees that the Transferee shall substitute himself as a lender in the Outstanding Debt. The Transferee hereby agrees and accepts such rights, title and interests and assumes such duties and obligations in relation to the Outstanding Debt on and from the Closing Date of the SPA as if it were the original lender.

(b)	The Company hereby consents to the assignment and novation from the Transferor to the Transferee as stated in sub-Clause (a) above and shall forthwith treat the Transferee as the contracting party in respect of the Outstanding Debt. The Company also agrees that, with the effect from the Closing Date of the SPA, the Transferee shall enjoy and be entitled to enforce all the Transferor’s rights, title and interests in respect of the Outstanding Debt and also agrees that the Transferor’s duties and obligations in respect of the Outstanding Debt shall be performed by the Transferee with the effect from the Closing Date of the SPA onwards. For the avoidance of doubts, from the Closing Date of the SPA, the Transferor shall be discharged from all of its obligations as the lender in respect of Outstanding Debt.

2.	CONSIDERATION

(a)	As consideration for the novation of the Outstanding Debt, the Transferee agrees to pay the Transferor the sum of THB 195,700,000 (One hundred ninety five million seven hundred thousand Thai Baht only), representing the Outstanding Debt.

(b)	Such payment shall be made no later than the Closing Date prescribed in the SPA.

(c)	This Agreement, together with the novation herein, shall take effect only upon the Transferor’s confirmation of full receipt of the payment in sub-clause (b) above .

3.	CONDITIONS PRECEDENT

The novation under Clause 1 of this Agreement is a conditional upon:

(i)	the Transferee, having obtained all necessary internal approvals for the acceptance of novation under this Agreement, including but not limited to a resolution of its board of directors and/or shareholders’ meeting, as required under applicable laws or its AOA, bylaws, or other applicable internal regulations;

(ii)	the Company, having obtained a resolution of its board of directors;

(iii)	the completion of SPA; and

(iv)	the Transferor’s confirmation of full receipt of the payment referred to in sub-clause (c) of Clause 2.

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4.	REPRESENTATION AND WARRANTIES

Each Party represents and warrants that:

(a)	it has full power and authority and legal right to enter into and engage in the transactions contemplated by this Agreement and has taken or obtained all necessary corporate and other action to authorize the execution and performance of this Agreement;

(b)	this Agreement constitutes its legal, valid and binding obligations of such Party, enforceable against it in accordance with its term; and

(c)	neither the execution of this Agreement nor its performance of any of its obligations or the exercise of any of its rights under this Agreement will conflict with or result in a breach of any law, regulation, judgment, order, authorization, agreement, obligation applicable to it or cause any limitation placed on it or the powers of its directors to be exceeded.

5.	NOTICE

Any notice, demand, or other communication to be given under this Agreement must be given in writing by or on behalf of the Party giving it and shall be sent by hand, registered post, email, provided that such notice is addressed to the Party at the address as written above or to such other address as the Party may designate by written notice in accordance with the provisions of this clause. Any such notice, demand or other communication shall be deemed to have been received (if delivered by hand) on the day of delivery or (if sent by registered post) at the expiration of five (5) business days after the date of posting or (if sent by electronic mail) one (1) day after the date of such electronic email was properly sent.

Each Party may change the address, phone number, email or the name of the person for whose attention notices are to be addressed by serving a notice to the other Party in accordance with this clause at the reasonable period of time commencing from the change.

Each notice, demand, or other communication given, delivered or made by the Party under or in connection with this Agreement shall be in English language.

Contact details

(a)	The contact details of the Transferor for this purpose are:

(1)	NEW UNIVERSE INDUSTRIES LIMITED

Contact Address:	[*]

Attention:	Mr. Man Tak Lau

E-mail:	[*]

Phone number:	[*]

(b)	The contact details of the Transferee for this purpose are:

(1)	LINKERS ASIA PACIFIC LIMITED

Contact Address:	[*]

Attention:	Board of Directors

E-mail:	[*]

Phone number:	[*]

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6.	SEVERABILITY

If at any time any one or more of the provisions of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the applicable law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provisions under the applicable law of any other jurisdiction shall in any way be affected or impaired as a result.

7.	APPLICABLE LAWS

This Agreement shall be governed by and construed in accordance with the laws of the Kingdom of Thailand.

[Signature pages follow]

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IN WITNESS WHEREOF, the Parties have fully read and understood the entirety of this Agreement, and then enter into this Agreement on the date specified above.

THE TRANSFEROR:

NEW UNIVERSE INDUSTRIES LIMITED

By:
Name:
Title:

WITNESS

By:
Name:

THE TRANSFEREE:

LINKERS ASIA PACIFIC LIMITED

By:
Name:
Title:

WITNESS

By:
Name:

THE COMPANY:

LPW ELECTRONICS CO., LTD.

By:
Name:
Title:

WITNESS

By:
Name: